SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

F O R M  8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 2, 2006

NORTH BAY BANCORP
(Exact name of registrant as specified in its charter)

California	0-31080	68-0434802
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1190 Airport Road, Suite 101, Napa, California 94558
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code

(707) 257-8585

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

      [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4c))

Item  1.01  Entry Into Material Definitive Agreement

John Nerland Split Life Dollar Plan Agreement

On February 2, 2006,  John Nerland, President of Solano Bank, a division of The Vintage Bank (North Bay Bancorp’s wholly-owned subsidiary), agreed to and entered into a Life Insurance Endorsement Method Split Dollar Plan Agreement with The Vintage Bank.   This Agreement was entered into in conjunction with Mr. Nerland’s Supplemental Employee Retirement Plan (SERP).

Under the terms of the agreement title and ownership of the underlying policy resides in the Bank for its use and for the use of Mr. Nerland and the Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw the policy cash values. The Bank paid a single premium of  $1,250,000 and Mr. Nerland, as the insured, will receive imputed  income.

Mr. Nerland will have the right and power to designate a beneficiary or beneficiaries to receive his share of the proceeds payable on his death.

The division of the death proceeds of the policy is as follows:

•

If Mr. Nerland is Seventy One (71) years old or younger at the time of death, then his beneficiaries will be entitled to an amount equal to the lesser of Seven Hundred and Fifty Thousand ($750,000) Dollars or One Hundred Percent (100%) of the Net-at-Risk portion of the proceeds under the policy.

•

If Mr. Nerland dies after attaining the age of Seventy One (71) years old, but before attaining Eighty One (81) years of age, then this beneficiaries  will be entitled to an amount equal to the lesser of Five Hundred and Twenty-Five Thousand ($525,000) Dollars or One Hundred Percent (100%) of the Net-at-Risk portion of the proceeds from the policy.

•

If Mr. Nerland attains the age of Eighty One (81) years old or older, then his beneficiaries will be entitled to an amount equal to the equal to the lesser of Three Hundred Thousand ($300,000) Dollars or One Hundred Percent (100%) of the Net-at-Risk portion of the proceeds from the policy.

The Net-at-Risk insurance portion is the total proceeds of the policy less the cash value of the policy.

The Bank and Mr. Nerland, or his beneficiaries, will share in any interest due on the death proceeds on a pro rata basis in the ratio that the proceeds due the Bank and Mr. Nerland, respectively, bears to the total proceeds, excluding any such interest.

At all times, the Bank will be entitled to an amount equal to the policy’s cash value, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable policy surrender charges. The  cash value will be determined as of the date of surrender of the policy or death of Mr. Nerland, as the case may be. The cash value of the policy is currently $1,272,808.

In the event that the policy is terminated as a result of:

•

Mr. Nerland  committing certain unlawful acts; comprising any trade secrets or proprietary information of the Bank;  materially breaching any employment agreement or breaching any non-solicitation agreement; or engaging in any grossly negligent or willful misconduct;

•

The Bank being ordered to terminate any employment agreement with Mr. Nerland by any regulatory agency; or

•

Mr. Nerland’s right to receive benefits under his SERP is terminated on account of his voluntary resignation prior to achieving a vested amount of one hundred percent (100%) and such resignation is not on account of or after a Change in Control as defined in the SERP, then in the event of such termination, Mr. Nerland or his beneficiaries will have a ninety (90) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, resulting in the termination of the agreement. The cash payment will be the greater of:

•

The Bank’s share of the cash value of the policy on the date of the assignment; or,

•

The amount of the premiums which have been paid by the Bank prior to the date of the assignment.

If Mr. Nerland, or his beneficiaries, fails to exercise this option within the ninety (90) day period, then all of his rights, interest and claims in the policy will terminate.

If the policy is terminated for any other reason, other than as described above or other than any intentional act by Mr. Nerland which results in the termination of the policy then the Bank will pay to Mr. Nerland’s beneficiaries an amount which will provide a total after-tax death benefit equal to the benefit that he would have received if the policy had not been terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2006

NORTH BAY BANCORP

 /s/ Terry L. Robinson

Terry L. Robinson,  President and Chief Executive

Officer (Principal Executive Officer)

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